Exhibit 10

CAMPBELL SOUP COMPANY
EXECUTIVE SEVERANCE PAY PLAN
(effective as of March 27, 2019)

Campbell Soup Company (the “Company”) established the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Severance Plan”) primarily to assist former U.S. Salaried Employees while seeking other employment. In 1995, the Company also established the Campbell Soup Company Supplemental Severance Pay Plan for Exempt Salaried Employees (the “Supplemental Severance Plan”) to assist former U.S. exempt Salaried Employees at salary level 42 and above for the same purpose. Effective January 1, 2006, both the Severance Plan and the Supplemental Severance Plan were restated in response to legislative changes.
Effective as of January 1, 2011, the Severance Plan was amended and restated to combine the Severance Plan and the Supplemental Severance Plan into one plan. The merged plan continued to be called the Campbell Soup Company Severance Pay Plan for Salaried Employees.
Effective as of March 27, 2019, the Company hereby (1) establishes the Campbell Soup Company Executive Severance Pay Plan (the “Plan”) primarily to assist former Salaried Employees at salary grade level A on the date of employment termination (“Participants”) while seeking other employment and (2) amends and restates the Severance Plan to incorporate applicable stand-alone amendments adopted subsequent to the 2011 Severance Plan restatement and exclude former Participants. Both the Plan and Severance Plan are intended to and will be administered as employee welfare benefit plans, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.
I.    PURPOSE

1.1	The purpose of the Plan is to set forth the terms and circumstances under which Participants whose employment is terminated may be eligible for severance benefits.

This Plan supersedes and replaces all prior policies or plans for Participants regarding severance benefits, except for severance policies, plans or agreements that are effective in the event of a change in control of the Company.

II.    DEFINITIONS

2.1	“Board” means the Board of Directors of the Company.

2.2.
“Cause” means (i) the definition of “Cause” as set forth in any individual employment agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines “Cause”, then Cause means the termination of a Participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Company, monetarily or otherwise; (2) misappropriation of funds; (3) willful misrepresentation to the directors or officers of the Company; (4) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Company; (5) conviction of a crime involving moral turpitude; or (6) entering into competition with the

Company. The determination of whether a Participant Employee’s employment was terminated for Cause shall be made by the Company in its sole discretion.

2.3	“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

2.4	“Code” means Internal Revenue Code of 1986, as amended from time to time.

2.5
“Committee” means the Compensation and Organization Committee of the Board, any successor committee thereto, a subcommittee thereof, or any other committee appointed from time to time by the Board to administer the Plan.

2.6	“Company” means Campbell Soup Company and all wholly-owned U.S. subsidiaries and affiliates, unless the Committee has excluded such subsidiary or affiliate from participating in the Plan.

2.7
“Compensation Limit” means the lesser of (a) a Participant’s annualized compensation based on the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which the Participant has a Separation from Service; or (b) the indexed compensation limit set forth in Code section 401(a)(17) for the calendar year in which the Participant Employee has a Separation from Service ($280,000 for 2019).

2.8	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.9	“Participant” means a Salaried Employee at salary grade level A on the date of employment termination.

2.10	“Plan” means the Campbell Soup Company Executive Severance Pay Plan, effective as of March 27, 2019.

2.11	“Plan Administrator” means the chief Human Resources executive of Campbell Soup Company.

2.12
“Salaried Employee” means an individual (a) who is employed by the Company, (b) in a regular salaried full-time or part-time position regularly scheduled to work 20 hours or more per week, and (c) who receives a regular and stated compensation other than a pension, retainer or fees for consulting services rendered. Where the term exempt Salaried Employee is used, “exempt” shall have the same meaning as defined under the Fair Labor Standards Act of 1938, as amended.

Salaried Employee shall not include an employee who is classified as a temporary employee, or whose employment by the Company is covered by a written employment contract. Salaried Employee shall also not include a person who is retained as an independent contractor, persons who the Company does not consider to be employees, or other similarly situated individuals regardless of whether the individual is a common law employee of the Company.

2.13	“Separation from Service” means a separation from service within the meaning of Code section 409A.

2.14	“Termination Date” means the last day of active employment, which is the date normally at the end of the notice period, if any.

2.15	“Weekly Salary Rate” means the Participant’s annual base salary at the time of termination, excluding overtime pay, bonus or incentive payments, or other allowances, divided by 52 weeks.

III.    ELIGIBILITY FOR SEVERANCE PAY

3.1    Eligible Terminations.

(a)
General. A Participant who is involuntarily terminated from employment by the Company without Cause; provided that in all instances (1) the termination is not ineligible for severance payments under the Plan under Sections 3.1(c) or 3.2; and (2) such Participant executes a release of claims as set forth in Article VI herein. Eligibility for severance pay will be forfeited if a Participant resigns voluntarily prior to the termination date selected by the Company.

(b)
Specific Events. If any part, unit or function of the Company is divested, outsourced, closed, or relocated to a different geographical area, the determination of which shall be within the Company’s sole discretion, Participants working in such part, unit or function of the Company who are terminated by the Company without Cause as a direct result of the divestiture, outsourcing, closing or relocation shall be eligible for severance pay; provided such Participant executes a release of claims as set forth in Article VI herein. Eligibility for severance pay will be forfeited if a Participant resigns voluntarily prior to the termination date selected by the Company.

(c)
Exceptions. Notwithstanding anything in the Plan to the contrary, a Participant who experiences an otherwise eligible termination, including but not limited to, the specified events set forth in Section 3.1(b) above, will not be provided with severance pay if such Participant: (1) continues employment with or is hired by the buyer, the Company or the third party outsourcing firm in accordance with the terms of the applicable purchase and sales agreement, in the case of a buyer, or the terms of the applicable outsourcing contract, in the case of a third party outsourcing firm; or (2) is offered, but elects not to accept, a position of employment with the buyer, the Company or the third party outsourcing firm, in the same geographical area at the same or substantially equivalent compensation level (the determination of which shall be in the Company’s sole discretion), except as the Company may determine otherwise.

Notwithstanding anything herein to the contrary, a Participant who is terminated from his/her position through Company-initiated action shall not be eligible to receive severance pay under the Plan if the Participant refuses to accept another position of employment with the Company in the same geographical area at or above such Participant’s current compensation level, except as the Company may determine otherwise.

3.2	Ineligible Terminations. In addition to the exceptions in Section 3.1(c) above, additional separations of employment that are ineligible for severance payments under the Plan include but are not limited to the following events: (a) resignation; (b) termination for Cause; (c) violation of a Company policy which provides that violation may result in disciplinary action including termination; (d) death; (e) disability; (f) failure to return at the end of an approved leave of absence (including medical leave of absence); (g) termination by the Company for inappropriate conduct as determined by the Company in its sole discretion; (h) job abandonment; (i) termination as a result of causes beyond the control of the Company; or (j) a change in ownership of an entity, facility, or business unit of the Company or a change in control of the Company.

IV    NOTICE OF TERMINATION/NOTICE PAY

4.1
Participants shall receive four weeks’ notice prior to termination. However, Participants may, at the Company’s option, receive payment in lieu of notice, which will be paid during the notice period. Severance payments shall be in addition to and separate from such notice or payments made in lieu of notice.

V.    SEVERANCE FORMULA

5.1	Severance payments for Participants shall be 104 weeks of annual base salary, calculated based upon the Participant’s Weekly Salary Rate on the date of employment termination.

VI.    RELEASE OF CLAIMS

6.1
In order to receive severance pay or other benefits under the Plan, Participants who experience an eligible termination and become eligible for severance pay must execute, deliver, and not revoke a Severance Agreement and General Release satisfactory to the Company by the appropriate deadlines specified by the Company, provided that all such steps must be completed within eight months of the Participant’s Separation from Service.

VII.    TIMING OF SEVERANCE PAY AND OTHER BENEFITS

7.1    Timing and Form of Payments.

(a)
In General. Severance payments shall begin only after a Participant’s eligible termination and satisfaction of the requirements of Section 6.1. The severance amount calculated under Section 5.1 shall accrue and be payable on regular payroll dates following the Participant’s Termination Date. Any payments that accrue and are otherwise payable under this Section 7.1(a) prior to the requirements of Section 6.1 being satisfied shall be accumulated and paid in a lump sum as soon as practicable after such requirements are satisfied.

(b)
Severance Subject to Section 409A. Notwithstanding anything in Section 7.1(a) to the contrary, any portion of the severance amount calculated for a Participant under Section 5.1 that is in excess of twice the Compensation Limit or is otherwise subject to Code section 409A shall be payable under this Section 7.1(b) and not under Section 7.1(a). Amounts payable under this Section 7.1(b) shall be paid in equal installments on regular payroll dates commencing on the later of (1) eight months after the Participant’s Separation from Service or (2) the Specified Date (as defined below). Notwithstanding the foregoing, any amounts payable under this

Section 7.1(b) that accrue prior to the commencement of payments under this Section 7.1(b) shall be paid in a lump sum when payments commence. For purposes of this Section 7.1, severance payments are treated as accruing on regular payroll dates following a Participant’s Separation from Service, and the “Specified Date” is the date on which the Participant’s accrued severance payments would first exceed twice the Compensation Limit. The amounts payable under this Section 7.1(b) shall be treated as a series of separate payments for purposes of Code section 409A.

(c)
Death. Upon the death of a Participant, all remaining severance payments shall be paid in a lump sum to the Participant’s estate within 90 days of death (provided that no payment shall be made later than it would have been made absent death) and all other Plan benefits shall cease.

7.2    Other Benefits.

(a)    Ongoing Benefits.

(1)	Pension Plan. Eligibility for pension benefits when a Participant begins to receive severance payments shall not preclude eligibility for severance payments nor may one be offset against the other.

(2)
Savings and Thrift Plans. Former Participants shall not be able to make contributions to the current Company-sponsored 401(k) Retirement Plan or any similar Company-sponsored qualified savings plan nor be eligible for matching contributions after their Termination Date.

(3)
Medical and Life Insurance. Provided the requirements of Section 6.1 are met, participation in the Campbell Soup Company group life insurance and medical plans will continue until the end of the severance payment period or until the recipient is eligible for benefit coverage from another employer, whichever occurs first. Deductions for continuing Company benefits will be made from the severance payments. The recipient shall be deemed to be an employee solely for the limited purpose of participation in the above-named benefit plans; provided, however, that a Participant’s eligibility period under COBRA shall run concurrently until the end of the severance payment period and at such time, a Participant will be eligible to continue participation in the Campbell Soup Company medical plans at their sole expense for the remainder of their COBRA eligibility period. To the extent the medical plan benefits described above are taxable, they shall be administered consistent with the following requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (i) eligibility for benefits in one year will not affect eligibility for benefits in any other year; (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (iii) a recipient's right to benefits is not subject to liquidation or exchange for another benefit.

(4)	Outplacement Benefits. Provided that the requirements Section 6.1 are met, severed employees shall receive outplacement services in accordance with Company policy in effect at that time.

(b)
Terminated Benefits. A Participant’s eligibility for and participation in Campbell Soup Company’s short-term and long-term disability plans, dental benefits, salary continuation plan, business travel and accident insurance, supplemental accident insurance, and all other benefit programs shall be governed by the terms of the respective plans; however, a Participant’s eligibility for and participation in Campbell Soup Company’s short-term disability plan, long-term disability plan, and salary continuation plan shall hereby cease until the end of the severance payment period. Severance payments under this Plan may reduce the amounts otherwise payable under such a disability or salary continuation plan. Notwithstanding the foregoing, the terms of such plans shall not impact the timing of any payments under Section 7.1(b). Participation in future Campbell Soup Company stock option awards, restricted stock unit grants and any other Campbell Soup Company-sponsored long-term incentive programs shall cease upon termination of employment. The vesting of any awards granted prior to a Participant’s termination shall be subject to the terms and conditions of the applicable long-term incentive program under which such award was issued.

Subject to applicable state wage laws, any accrued but unused paid time off at the time of termination shall be paid as a lump sum payment following a Participant’s Termination Date.

VIII.    REHIRING

8.1	Rehire During Severance Pay Period. If a terminated Participant is rehired by the Company during the period in which severance payments are being made, severance payments shall cease.

8.2
Rehire After Severance Pay Period. If a terminated Participant is rehired by the Company after the receipt of all severance payments due under the Plan, no repayment of previously paid severance shall be required.

IX.    ADMINISTRATION

9.1
Plan Administrator. The Plan Administrator has full and exclusive authority to construe, interpret, and administer, in his or her sole discretion, any and all provisions of the Plan. The Plan Administrator has full and exclusive authority to consider and decide, in his or her sole discretion, all questions (of fact or otherwise) in connection with the administration of the Plan and any claim arising under the Plan. Decisions or actions of the Plan Administrator with regard to the Plan are conclusive and binding. The Plan Administrator may maintain such procedures and records as he or she deems necessary or appropriate. The Plan Administrator may delegate his or her powers.

9.2	Claims Procedure. Generally, Participants need not file a claim to receive benefits under the Plan.

(a)
Denial of Claim. If, however, severance benefits are denied, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Plan Administrator or his or her delegate, to the extent review authority has been delegated. If special circumstances require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(b)	Reasons for the Denial. A denial or partial denial of a claim will be dated and will clearly set forth:

(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(c)
Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Plan Administrator for a full and fair review of the denied claim by filing a written notice of appeal with the Plan Administrator within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(d)	Decision Upon Review. The Plan Administrator will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(1)	the specific reason or reasons for the adverse determination;

(2)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Plan Administrator’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Plan Administrator determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

9.3
Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 9.2 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 9.2. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

9.4
Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

X.    AMENDMENT AND TERMINATION

10.1
The Committee reserves the right to amend, modify, suspend, or terminate the Plan in any respect, at any time, and without notice for Participants as herein defined. The Committee may delegate their authority to make certain amendments to the Plan to the Chief Executive Officer of Campbell Soup Company; however, such amendment authority shall be limited to amendments that do not increase the benefits available under the Plan, unless otherwise required by law, or substantially change the form of benefits provided under the Plan.

Notwithstanding the foregoing, no amendment shall have the effect of modifying or reducing severance payments that have commenced to former Participants who have been terminated before the adoption of such amendment.

XI.    GENERAL PROVISIONS

11.1	Participant’s Rights Unsecured and Unfunded. The Plan at all times will be entirely unfunded. No assets of the Company will be segregated or earmarked to represent the liability for benefits under the Plan. The right of a Participant to receive a payment under the Plan will be an unsecured claim against the general assets of the Company. All payments under the Plan will be made from the general assets of the Company. Notwithstanding anything in this Plan, no Participant, or any other person, may acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company.

11.2
No Enlargement of Employee Rights. Neither the establishment of the Plan nor any action of the Company or any other person or entity may be held or construed to confer upon any person any legal right to continue employment with the Company. In this regard, the Company expressly reserves the right to discharge any Participant, at any time, for any reason, in its sole discretion and judgment.

11.3
Non-Alienation. Except as set forth in Section 7.2(a)(3) of the Plan, no interest of any person or entity in, or right to receive a benefit or distribution under, the Plan may be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind. Nor may such interest to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Notwithstanding the foregoing, the Company shall have the unrestricted right and power to set off against, or recover out of any severance payments not subject to Code section 409A, any amounts owed or which become owed, to the Company by the Participant to the extent permitted by law.

11.4
Applicable Law. The Plan will be construed and administered in accordance with the provisions of ERISA. To the extent ERISA does not apply, the Plan will be construed and administered in accordance with New Jersey law without regard to conflict of laws.

11.5	Taxes. The Company will withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state, or local law, as applicable.

11.6
Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined solely by Campbell Soup Company, the provision will be considered ambiguous and will be interpreted by Campbell Soup Company in a fashion consistent with its intent, as determined solely by Campbell Soup Company. The Committee or their delegate may amend the Plan retroactively to cure any such ambiguity.

11.7
Excess Payments. If the Weekly Salary Rate or any other relevant fact relating to the determination of the Plan benefit is found to have been misstated or mistaken for any reason (fact or law), the Plan benefit payable will be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement or mistake will be refunded to the Company or withheld by the Company from any further amounts otherwise payable under the Plan and not subject to Code section 409A.

11.8
Impact on Other Benefits. Amounts paid under the Plan will not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program, or arrangement sponsored by the Company, unless such plan, program, or arrangement expressly provides that amounts paid under the Plan will be included; provided, however, that under no circumstances shall a Participant be eligible for benefits under the Severance Plan or any similar Company-sponsored severance plan.

11.9
Usage of Terms and Headings. Words in the masculine gender include the feminine, and vice versa, unless qualified by the context. Words used in the singular include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

11.10
Section 409A. To the extent this Plan is subject to Code section 409A, it shall be interpreted, operated, and administered in a manner so as to avoid adverse tax consequences to Participants under Code section 409A.

11.11	Effective Date. The Plan is effective as of March 27, 2019.